Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

VINEYARD NATIONAL BANCORP ANNOUNCES
ISSUANCE OF TRUST PREFERRED SECURITIES

Corona, California - May 17, 2006 - Vineyard National Bancorp (Nasdaq: VNBC) (the "Company") announced that it completed a private issuance of $18.0 million in trust preferred securities (the “Trust Preferred Securities”) as part of a pooled securitization transaction with several other financial institutions on May 16, 2006.

The Trust Preferred Securities will bear a floating interest rate of three-month LIBOR plus 1.60 percent, and will mature on June 23, 2036. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 6.77%. The Trust Preferred Securities were issued through a newly formed trust, Vineyard Statutory Trust XI.

The Company intends to use the net proceeds from the transactions for general corporate purposes, including support for continued growth in Vineyard Bank, National Association (the “Bank”).

Norman Morales, President and Chief Executive Officer of the Company, stated, “The issuance of these securities, with an effective after-tax cost of capital of less than 4.0%, allows the Company to efficiently access growth capital. Together with the common stock issuance of approximately $32 million completed two weeks ago, the Company has now raised approximately $50 million to support its internal growth, as well as the pending acquisition of Rancho Bank. ”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy such shares.

About The Company

The Company operates the Bank, a community bank principally located in the Inland Empire region of Southern California. The Bank operates twelve full-service banking centers located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irvine, Irwindale, Lake Arrowhead, La Verne, Manhattan Beach, San Diego, and San Rafael in addition to loan production offices in Anaheim, Carlsbad and Westlake Village, California. Shares of the Company's common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

Forward-Looking Statements

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations
1260 Corona Pointe Court, Corona, California 92879  Tel: (951) 271-4232  Fax: (951) 278-0041
Email address: shareholderinfo@vineyardbank.com